EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investors Relations (800) 400-6407 investor.relations@primeasset.com

Transcontinental Realty Investors, Inc. Reports 2005 Results

DALLAS (March 31, 2006) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported net income of $8.9 million, or $.1.12 per share for the year ended December 31, 2005, compared to net income of $23.5 million, or $2.90 per share for the same period in 2004.

TCI also reported fourth quarter 2005 net income of $14.8 million or $1.51 per share, compared to fourth quarter 2004 net income of $35.2 million or $4.33 per share.

Total income items for the fourth quarter and twelve months ended December 31, 2005, compared to the same periods in 2004, included:

  Increases in income from rents to $30.4 million and $105.4 million in 2005, from $21.9 million and $83.6 million in 2004. The increase was primarily attributable to completed apartment construction, a slight increase in commercial rents due to acquisitions in 2005, and increased hotel revenues due to higher room rates and average occupancies during 2005.

  Increases in property operations expenses to $17.6 million and $64.9 million, from $13.6 million and $53.2 million in 2004. The increase was primarily attributable to completed apartment construction, and increases in hotel and land operations.

  Decreases in other operating expenses -- consisting of depreciation and amortization, general and administrative expenses, and advisory fees to affiliate -- to $7.9 million and $29.1 million for the three and twelve months of 2005, from $11.1 million and $32.7 million in 2004. The decrease in general and administrative expenses was primarily due to lower legal fees and state income taxes. The decrease in advisory fees was due to a refund TCI received from the advisor in 2005.

Other income items -- consisting of interest income, gain on foreign currency transaction, and other income -- were $1.0 million and $4.3 million in the three and twelve months of 2005, compared to $4.0 million and $8.0 million in 2004. The decrease from 2005 to 2004 was due to a decrease in gain on foreign currency transaction relating to TCI's Polish hotel.

Other expense items -- consisting of mortgage and loan interest expense, provision for asset impairment, and net income fee -- increased to $12.5 million and $42.3 million in the three and twelve months of 2005 from $11.7 million and $32.7 million in 2004. The increase is primarily attributable to an increase in mortgage and loan interest expense due to completed apartment construction and new loans from the purchase of real estate. This increase was offset by a lower net income fee in 2005 compared to 2004.

Gain on land sales of $3.0 million and $7.7 million in the three and twelve months of 2005 approximated the $4.3 million and $7.1 million in 2004.

Net income from discontinued operations decreased to $17.9 million and $26.2 million in the three and twelve months of 2005, compared to $30.5 million and $35.3 million in 2004, representing 13 properties sold or held-for-sale in 2005 and 22 properties sold in 2004.

About Transcontinental Realty Investors, Inc.,

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, go to the web site at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004
	(dollars in thousands, except per share)
Rental and other property revenues	$30,357	$21,924	$105,444	$83,604

Property operating expenses	17,579	13,579	64,885	53,210
Other operating expenses	7,942	11,092	29,121	32,726
Total operating expenses	25,521	24,671	94,006	85,936

Operating income (loss)	4,836	(2,747)	11,438	(2,332)

Other income	1,010	4,033	4,333	8,004
Other expenses	(12,518)	(11,729)	(42,291)	(32,662)

Loss before gain on land sales, minority interest, and equity in earnings of investees	(6,672)	(10,443)	(26,520)	(26,990)

Gain on land sales	2,967	4,257	7,702	7,110
Minority interest	(8)	210	968	(1,497)
Equity in income (loss) of investees	(119)	(327)	(112)	(1,194)

Loss from continuing operations	(3,832)	(6,303)	(17,962)	(22,571)
Add: Income tax benefit (expense)	802	10,976	802	10,976
	(3,030)	4,673	(17,160)	(11,595)

Net income (loss) from discontinued operations, net of tax	17,913	30,537	26,229	35,301

Net income (loss)	14,883	35,210	9,069	23,706
Preferred dividend requirement	(52)	(52)	(210)	(210)

Net income (loss) applicable to Common shares	$14,831	$35,158	$8,859	$23,496

Basic and diluted earnings per share:
Net income (loss) from continuing operations	$(.39)	$.56	$(2.20)	$(1.46)
Discontinued operations	1.90	3.77	3.32	4.36
Net income (loss) applicable to Common shares	$1.51	$4.33	$1.12	$2.90

Weighted average Common shares used to compute earnings per share:
Basic and diluted	7,900,869	8,094,471	7,900,869	8,082,854

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS
	December 31, 2005	December 31, 2004
	(dollars in thousands)
Assets
Real estate held for investment	$ 911,981	$ 730,584
Less--accumulated depreciation	(78,096)	(72,284)
	833,885	658,300

Real estate held-for-sale	40,446	49,878
Real estate subject to sales contract	68,738	70,350

Notes and interest receivable
Performing (including $34,370 in 2005 and $40,496 in 2004 from affiliates and related parties)	59,922	56,630
Non-performing, non-accruing	4,896	--
	64,818	56,630
Less--allowance for estimated losses	--	--
	64,818	56,630

Investment in real estate entities	24,659	17,582
Marketable equity securities, at market value	7,446	6,580
Cash and cash equivalents	5,462	21,845
Other assets (including $1,103 in 2005 and $14,125 in 2004 from affiliates and related parties)	43,625	39,146
	$ 1,089,079	$ 920,311

Liabilities and Stockholders' Equity

Liabilities:
Notes and interest payable (including $6,987 in 2005 to affiliates and related parties)	$ 657,481	$ 524,670
Liabilities related to assets held for sale	53,357	59,424
Liabilities related to assets subject to sales contract	59,323	59,977
Other liabilities (including $12,272 in 2005 and $2,282 in 2004 to affiliates and related parties)	66,500	34,840
	836,661	678,911
Commitments and contingencies

Minority interest	1,239	881

Stockholders' equity:
Preferred Stock
Series C; $.01 par value; authorized, issued and outstanding 30,000 shares; (liquidation preference $3,000)
	--	--
Common Stock, $.01 par value; authorized, 10,000,000 shares; issued and outstanding 7,900,869 in 2005 and 7,900,869 shares in 2004
	81	81
Paid-in capital	256,494	256,704
Treasury stock	(3,086)	(3,086)
Accumulated deficit	(1,846)	(10,915)
Accumulated other comprehensive loss	(464)	(2,265)
	251,179	240,519
	$ 1,089,079	$ 920,311